                                                                     Exhibit 2.2


                              Travelers Group Inc.
                              388 Greenwich Street
                            New York, New York 10013





                                                                   June 8, 1998




John J. Roche, Esq.
Executive Vice President
Citicorp
153 East 53rd Street
New York, New York  10022


Dear Jack:

         In accordance with Section 1.07 of the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 5, 1998, by and between Travelers Group Inc. ("Travelers") and Citicorp, we would like to confirm our agreement to change the form of the business combination contemplated by the Merger Agreement to a business combination in which, at the Effective Time, Citicorp shall be merged with and into Citi Merger Sub Inc. (the "Merger"), a newly formed Delaware corporation and a wholly owned subsidiary of Travelers ("Merger Sub"), with Merger Sub continuing as the surviving corporation (the "Surviving Corporation") following the Merger and succeeding to and assuming all of the rights of Citicorp in accordance with the DGCL.

         As a result of the change in form of the business combination described above, we would like to confirm our agreement and understanding of the following matters relating to the Merger Agreement:

         1. All references to the "Merger" contained in the Merger Agreement shall be deemed to be references to the "Merger" as defined above (including, without limitation, references in the first recital to, and Section 1.01 of, the Merger Agreement).

         2. All references to the "Surviving Corporation" contained in the Merger Agreement shall be deemed to be references to the "Surviving Corporation" as defined above, except that such references contained in Sections 1.06, 2.02, 5.07(a), 5.19 and 6.01(b) of the Merger Agreement shall be deemed to be references to Travelers. Travelers agrees to cause the Surviving Corporation to perform all of the Surviving Corporation's obligations under the Merger Agreement.

         3. The Certificate of Incorporation and By-laws of Citicorp shall be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation until thereafter changed or amended as provided by applicable law, except that as of the Effective Time the certificate of incorporation and by-laws of the Surviving Corporation shall be amended to reflect the transactions contemplated by the Merger Agreement and as may otherwise be agreed between Travelers and Citicorp. The foregoing shall be deemed to replace the provisions currently contained in Section 1.05 of the Merger Agreement. At or immediately after the Effective Time and subject to approval by Travelers' stockholders, Travelers' Restated Certificate of Incorporation shall be amended to change Travelers' name to "Citigroup Inc." and to increase the authorized number of shares of Travelers Common Stock to six billion. In addition, at or prior to the Effective Time, Travelers' By-laws shall be amended as necessary to reflect the provisions of Section 1.06 of the Merger Agreement.

         4. All references to the "Travelers Stockholder Approval" contained in the Merger Agreement shall be deemed to be references to the vote at the Travelers Stockholders Meeting of the holders of a majority of the voting power of all outstanding shares of Travelers Common Stock, Series I Preferred Stock, Series J Preferred Stock and Series K Preferred Stock, voting as a single class, in favor of the Merger Agreement and the transactions contemplated thereby, including the issuance of Travelers Common Stock pursuant to the Merger in accordance with the terms of the Merger Agreement and the change of Travelers' name to "Citigroup Inc." following the Merger, which is the only vote of the holders of any class or series of Travelers' capital stock necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby.

         This letter is intended to constitute a statement of facts as contemplated by Section 251(b) of the Delaware General Corporation Law. Capitalized terms used but not defined in this letter shall have the meanings ascribed to such terms in the Merger Agreement.

         If the foregoing correctly reflects our understanding, please so indicate by signing and returning one copy of this letter.

                                            Very truly yours,

                                            TRAVELERS GROUP INC.



                                            By: /s/ Charles O. Prince, III
                                               ---------------------------------
                                               Name:  Charles O. Prince, III
                                               Title: Executive Vice
                                                      President


Agreed to and Accepted by:

CITICORP



By: /s/ John J. Roche
   ----------------------------------
   Name:  John J. Roche
   Title: Executive Vice
          President



CITI MERGER SUB INC.



By: /s/ Charles O. Prince, III
   ----------------------------------
Name:  Charles O. Prince, III
Title: Executive Vice
       President



                                        3